SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 22, 2007
Date of Report (Date of earliest event reported)

Shiner International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136049	98-0507398
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road
Haikou, Hainan Province
China 570125
(Address of principal executive offices)

86-898-68581104
(Registrant’s telephone number, including area code)

(Former name or former address,
if changed since last report.)

Item 3.02.    Unregistered Sales of Equity Securities

On October 22, 2007, we completed a final closing of a private placement offering of units pursuant to which we sold an aggregate of 3,500,000 units at an offering price of $3.00 per unit for aggregate gross proceeds of $10,500,000. Each unit consisted of one share of our common stock, par value $.001 per share, and a three year warrant to purchase 15% of one share of our common stock at an exercise price of $6.00 per share. Accordingly, we issued an aggregate of 3,500,000 shares of our common stock and warrants to purchase 525,000 shares of our common stock to the 76 accredited investors who participated in this offering. In addition, we compensated four finders that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sales of units placed and (ii) issuing them warrants to purchase that number of shares of our common stock equal to 15% of the units placed as follows:
Selected Finder	Cash	Warrants
Maxim Group LLC	$178,400	111,500
Four Tong Investments Ltd.	$153,600	96,000
Global Hunter Securities, LLC	$300,880	188,050
Basic Investors, Inc.	$79,200	49,500

The warrants granted to these finders have the same terms and conditions as the warrants granted in the offering. We anticipate that the net proceeds of this private placement offering will be used for market development, product research, working capital, the potential acquisition of a BOPP Production Line in Zhuhai, the potential acquisition of an anti-counterfeit technology company and equipment purchases for coated film.

Item 7.01.    Regulation FD Disclosure

On October 22, 2007, we issued a press release announcing the completion of a $10.5 million equity financing with accredited individual and institutional investors. The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2007	SHINER INTERNATIONAL, INC

	By:	/s/ Jian Fu
Name: Jian Fu
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 22, 2007 announcing the completion of a $10.5 million equity financing with accredited individual and institutional investors.